Exhibit 99.1

	Contacts:	Jay Brown, CFO Fiona McKone, VP — Finance Crown Castle International Corp.
FOR IMMEDIATE RELEASE		713-570-3050
CROWN CASTLE INTERNATIONAL
REPORTS SECOND QUARTER 2009 RESULTS;
RAISES 2009 OUTLOOK
July 29, 2009 — HOUSTON, TEXAS — Crown Castle International Corp. (NYSE:CCI) today reported results for the quarter ended June 30, 2009.
“We had an excellent second quarter, exceeding the top end of our Outlook for site rental revenue, site rental gross margin, Adjusted EBITDA, and recurring cash flow,” stated Ben Moreland, President and Chief Executive Officer of Crown Castle. “Despite prevailing macroeconomic conditions, we continue to enjoy strong leasing demand for our towers, as evidenced by year-over-year revenue and Adjusted EBITDA growth of 8% and 16%, respectively. Importantly, these results were achieved almost entirely through organic growth on assets that we owned as of April 1, 2008. Furthermore, we expect net new tenant additions to be significantly higher in the second half of the year compared to the first half of 2009. In fact, application volume in the second quarter of 2009 was up 30% over application activity in the second quarter of 2008, which we expect to translate into revenue growth in the second half of the year. This activity is driven, in part, by the growing mobile Internet. Based on the strong results in the first half of the year, including the new tenant application volume, and our expectations for the second half of 2009, we have raised our full year 2009 Outlook, which now suggests annual site rental revenue and Adjusted EBITDA growth of 9% and 14%, respectively.”
CONSOLIDATED FINANCIAL RESULTS
Site rental revenues for second quarter 2009 increased $27.9 million, or 8%, to $376.4 million from $348.5 million for the same period in the prior year. Site rental gross margin, defined as site rental revenues less site rental cost of operations, increased 12% to $263.1 million, up $28.3 million in the second quarter of 2009 from $234.8 million in the same period in 2008. Adjusted EBITDA for second quarter 2009 increased $33.9 million, or 16%, to $246.9 million, up from $213.0 million for the same period in 2008.

News Release continued:
Recurring cash flow, defined as Adjusted EBITDA less interest expense less sustaining capital expenditures, increased from $119.2 million in the second quarter of 2008 to $131.5 million for the second quarter of 2009, up 10%. Recurring cash flow per share, defined as recurring cash flow divided by weighted average common shares outstanding, was $0.46 in the second quarter of 2009 compared to $0.43 in the second quarter of 2008, an increase of 8%.
For the second quarter of 2009, approximately 5% of Crown Castle’s consolidated revenues were from its Australia subsidiary. Crown Castle’s consolidated results were negatively impacted by the 19% decrease in the Australian dollar to US dollar exchange rate from second quarter 2008 to second quarter 2009. Crown Castle’s consolidated growth rates on a currency-neutral basis are as follows: site rental revenue 9%, site rental gross margin 13%, Adjusted EBITDA 17%, recurring cash flow 12%, and recurring cash flow per share 9%.
Net loss attributable to CCIC stockholders was $111.4 million for the second quarter of 2009, inclusive of $98.7 million of losses on purchases and early redemptions of debt and $59.5 million of unrealized losses on interest rate swaps, compared to a net income attributable to CCIC stockholders of $60.3 million for the same period in 2008, inclusive of the recognition of $74.9 million of tax benefits related to previously unrecognized US net operating losses. Net loss attributable to CCIC stockholders after deduction of dividends on preferred stock was $116.6 million in the second quarter of 2009, compared to a net income attributable to CCIC stockholders after deduction of dividends on preferred stock of $55.1 million for the same period in 2008. Diluted second quarter 2009 net loss attributable to CCIC common stockholders per common share was $0.41, compared to a diluted net income attributable to CCIC common stockholders, after deduction of dividends on preferred stock, per common share of $0.19 in the second quarter of 2008.
SEGMENT RESULTS
US site rental revenues for the second quarter of 2009 increased $29.5 million, or 9%, to $358.5 million, compared to second quarter 2008 US site rental revenues of $329.0 million. US site rental gross margin increased 13%, or $29.1 million, in second quarter 2009 to $250.5 million from $221.5 million in the same period in 2008.

News Release continued:
On a currency-neutral basis, Australia site rental revenues and site rental gross margin for second quarter 2009 grew 14% and 17% over second quarter 2008. Australia site rental revenues for the second quarter of 2009 were $17.9 million, compared to $19.6 million in the second quarter of 2008. Australia site rental gross margin for second quarter 2009 was $12.5 million, compared to $13.3 million in the second quarter 2008.
INVESTMENTS AND LIQUIDITY
“I am very pleased with our second quarter financial results, our ability to increase our Outlook for the balance of 2009 and the continued progress that we have made to improve our balance sheet,” stated Jay Brown, Chief Financial Officer of Crown Castle. “As I’ve previously discussed, the primary goals of our refinancing efforts have been to extend our debt maturities, spread the debt maturities over multiple years and maintain flexibility to invest our cash flow while achieving the lowest possible interest cost. I believe that the recently announced financing of $250 million of structured notes by certain of our subsidiaries helps achieve all of these goals and potentially establishes an attractive template for future refinancings. Further, our 2009 financing activities have eliminated our requirement to access the credit markets for almost five years, as we are able to repay all of our debt maturities between now and 2014 with cash on-hand and anticipated cash flow.”
During the second quarter of 2009, Crown Castle issued $1.2 billion of 7.75% senior secured notes due in 2017. The proceeds of these notes, combined with cash-on-hand, were used to repay, in full, the previously outstanding securitized notes due February 2011.
On July 20, 2009, Crown Castle priced, at par, $250 million of senior secured notes in two classes, A-1 and A-2. The Class A-1 Notes will consist of $175 million of 6.25% Notes and fully amortize during the period beginning in January 2010 and ending on the final maturity date in August 2019. The Class A-2 Notes will consist of $75 million of 9.0% Notes and fully amortize during the period beginning in September 2019 and ending on the final maturity date in August 2029. Crown Castle expects the $250 million notes to close on July 31, 2009. The proceeds are required to be used to repay, in full, the remaining $221.5 million outstanding of the Commercial Mortgage Pass-Through Certificates, Series 2004-2, issued in 2004 by Global Signal Trust II and due in December 2009 (“December 2009 Notes”), which is net of the $72 million of notes that Crown Castle purchased in the open market during the first quarter of 2009.

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During the second quarter of 2009, Crown Castle purchased, at par, $15.8 million of the Senior Secured Tower Revenue Notes, Series 2005-1 due in June 2035 (“June 2035 Notes”). Since July 1, 2009, Crown Castle has purchased, at par, $180.4 million of the June 2035 Notes. Pro forma for these purchases, Crown Castle has $1,703.8 million of June 2035 Notes outstanding.
As of June 30, 2009, pro forma for the completion of the $250 million senior secured notes offering, and after taking into account the repayment of the December 2009 Notes and the aforementioned purchases in July by Crown Castle of the June 2035 Notes, Crown Castle expects to have approximately $177 million in cash and cash equivalents (excluding restricted cash) and $188 million of availability under its $188 million revolving credit facility.
During the second quarter of 2009, Crown Castle invested $39.6 million in capital expenditures, comprised of $5.1 million of sustaining capital expenditures and $34.5 million of revenue generating capital expenditures, of which $1.7 million was spent on land purchases, $28.2 million on existing sites, and $4.6 million on the construction and acquisition of new sites. Total capital expenditures were down approximately 72% from the same quarter in 2008.
In addition to the tables and information contained in this press release, Crown Castle will post supplemental information on its website at http://investor.crowncastle.com that will be discussed during its conference call tomorrow morning, Thursday, July 30, 2009.
OUTLOOK
This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle’s filings with the Securities and Exchange Commission (“SEC”).
The following Outlook table is based on current expectations and assumptions. The Outlook table includes the interest expense associated with the $250 million of senior secured notes to be issued in July 2009, and assumes a US dollar to Australian dollar exchange rate of 0.79 US dollars and 0.75 US dollars to 1.00 Australian dollar for third quarter and full year 2009 Outlook, respectively.
For the purposes of this Outlook, interest expense is based on run-rate interest charges and does not assume early debt retirement prior to the maturity date, with the exception of the purchases to-date and the repayment of the $221.5 million December 2009 Notes, as discussed above.

News Release continued:
As reflected in the following table, Crown Castle has increased the midpoint of its full year 2009 Outlook, previously issued on April 29, 2009, for site rental revenue by $17.5 million, site rental gross margin by $25.5 million, Adjusted EBITDA by $22.5 million and recurring cash flow by $20.5 million.
The following table sets forth Crown Castle’s current Outlook for the third quarter of 2009 and full year 2009:

(in millions, except per share amounts)	Third Quarter 2009	Full Year 2009

Site rental revenues	$385 to $390	$1,520 to $1,530

Site rental cost of operations	$114 to $120	$455 to $460

Site rental gross margin	$268 to $273	$1,063 to $1,073

Adjusted EBITDA	$246 to $251	$985 to $995

Interest expense and amortization of deferred financing costs(a)	$113 to $115	$441 to $446
Sustaining capital expenditures	$8 to $11	$26 to $31

Recurring cash flow	$123 to $128	$513 to $523

Net income (loss) attributable to CCIC common stockholders after deduction of dividends on preferred stock	$(31) to $12	$(172) to $(81)
Net income (loss) attributable to CCIC common stockholders per share(b)	$(0.11) to $0.04	$(0.60) to $(0.28)

(a)	Inclusive of approximately $17 million and approximately $60 million, respectively, of non-cash expense.

(b)	Represents net income (loss) attributable to CCIC common stockholders per common share, based on 286.5 million shares outstanding as of June 30, 2009.

News Release continued:
CONFERENCE CALL DETAILS
Crown Castle has scheduled a conference call for Thursday, July 30, 2009, at 10:30 a.m. eastern time. The conference call may be accessed by dialing 480-629-9678 and asking for the Crown Castle call at least 30 minutes prior to the start time. The conference call may also be accessed live over the Internet by logging onto the web at http://investor.crowncastle.com. Any supplemental materials for the call will be posted at the Crown Castle website at http://investor.crowncastle.com.
A telephonic replay of the conference call will be available from 12:30 p.m. eastern time on Thursday, July 30, 2009, through 11:59 p.m. eastern time on Thursday, August 6, 2009, and may be accessed by dialing 303-590-3030 using access code 4114093. An audio archive will also be available on the company’s website at http://investor.crowncastle.com shortly after the call and will be accessible for approximately 90 days.
Crown Castle owns, operates, and leases towers and other communication structures for wireless communications. Crown Castle offers significant wireless communications coverage to 91 of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 22,000 and approximately 1,600 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit http://www.crowncastle.com.

News Release continued:
The components of interest expense and amortization of deferred financing costs are as follows:

	For the Three Months Ended
	June 30,	June 30,
(in thousands)	2009	2008
Interest expense on debt obligations	$94,049	$82,492
Amortization of deferred financing costs	6,739	3,842
Amortization of discounts on long-term debt	3,151	—
Amortization of interest rate swaps	5,311	755
Amortization of purchase price adjustments on long-term debt	571	943
Other	429	725

	$110,250	$88,757

The components of interest expense and amortization of deferred financing costs are forecasted as follows:

	Q3 2009	Full Year 2009
(in millions)	Outlook	Outlook
Interest expense on debt obligations	$98 to $100	$380 to $385
Amortization of deferred financing costs	$6 to $8	$26 to $28
Amortization of discounts on long-term debt	$3 to $4	$11 to $13
Amortization of interest rate swaps	$4 to $6	$16 to $18
Amortization of purchase price adjustments on long-term debt	$0 to $0	$0 to $0
Other	$0 to $1	$1 to $3

	$113 to $115	$441 to $446

Non-GAAP Financial Measures
This press release includes presentations of Adjusted EBITDA and recurring cash flow, which are non-GAAP financial measures.
Crown Castle defines Adjusted EBITDA as net income (loss) plus restructuring charges (credits), asset write-down charges, acquisition and integration costs, depreciation, amortization and accretion, interest expense and amortization of deferred financing costs, gains (losses) on purchases and redemptions of debt, net gain (loss) on interest rate swaps, impairment of available-for-sale securities, interest and other income (expense), benefit (provision) for income taxes, cumulative effect of change in accounting principle, income (loss) from discontinued operations and stock-based compensation expense. Adjusted EBITDA is not intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles (“GAAP”)).
Crown Castle defines recurring cash flow to be Adjusted EBITDA, less interest expense and less sustaining capital expenditures. Each of the amounts included in the calculation of recurring cash flow are computed in accordance with GAAP, with the exception of sustaining capital expenditures, which is not defined under GAAP. We define sustaining capital expenditures as capital expenditures (determined in accordance with GAAP) which do not increase the capacity or life of our revenue generating assets and include capitalized costs related to (i) maintenance activities on our towers, (ii) vehicles, (iii) information technology equipment, and (iv) office equipment. Recurring cash flow is not intended as an alternative measure of cash flow from operations or operating results (as determined in accordance with GAAP).
Adjusted EBITDA and recurring cash flow are presented as additional information because management believes these measures are useful indicators of the financial performance of our core businesses. In addition, Adjusted EBITDA is a measure of current financial performance used in our debt covenant calculations. Our measures of Adjusted EBITDA and recurring cash flow may not be comparable to similarly titled measures of other companies, including other companies in the tower sector. The tables set forth below reconcile these non-GAAP financial measures to comparable GAAP financial measures.

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Reconciliations of Non-GAAP Financial Measures to Comparable GAAP Financial Measures:
Adjusted EBITDA, recurring cash flow and recurring cash flow per share for the quarters ended June 30, 2009 and 2008 are computed as follows:

	For the Three Months Ended
	June 30,	June 30,
(in thousands, except per share amounts)	2009	2008
Net income (loss)	$(111,767)	$60,339
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	7,295	4,993
Acquisition and integration costs	—	—
Depreciation, amortization and accretion	131,597	131,896
Interest expense and amortization of deferred financing costs	110,250	88,757
Gains (losses) on purchases and redemptions of debt	98,676	—
Net gain (loss) on interest rate swaps	59,528	—
Interest and other income (expense)	(3,249)	(206)
Benefit (provision) for income taxes	(54,949)	(80,324)
Stock-based compensation charges	9,481	7,559

Adjusted EBITDA	$246,862	$213,014

Less: Interest expense and amortization of deferred financing costs	110,250	88,757
Less: Sustaining capital expenditures	5,109	5,017

Recurring cash flow	$131,503	$119,240

Weighted average common shares outstanding — basic	286,449	279,428

Recurring cash flow per share	$0.46	$0.43

Adjusted EBITDA and recurring cash flow for the quarter ending September 30, 2009 and the year ending December 31, 2009 are forecasted as follows:

	Q3 2009	Full Year 2009
(in millions)	Outlook	Outlook
Net income (loss)	$(26) to $17	$(151) to $(60)
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$3 to $6	$17 to $24
Gains (losses) on purchases and redemptions of debt	$0 to $1	$85 to $96
Depreciation, amortization and accretion	$130 to $135	$525 to $535
Interest and other income (expense)	$(2) to $1	$(7) to $(1)
Net gain (loss) on interest rate swaps (a)	$(5) to $5	$50 to $60
Interest expense and amortization of deferred financing costs(b)	$113 to $115	$441 to $446
Benefit (provision) for income taxes	$(11) to $0	$(84) to $(60)
Stock-based compensation charges	$6 to $9	$28 to $36

Adjusted EBITDA	$246 to $251	$985 to $995

Less: Interest expense and amortization of deferred financing costs(b)	$113 to $115	$441 to $446
Less: Sustaining capital expenditures	$8 to $11	$26 to $31

Recurring cash flow	$123 to $128	$513 to $523

(a)	Based on the interest rates and yield curves in effect as of July 24, 2009.

(b)	Inclusive of approximately $17 million and $60 million, respectively, of non-cash expense.

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Other Calculations:
Sustaining capital expenditures for the quarters ended June 30, 2009 and 2008 is computed as follows:

	For the Three Months Ended
	June 30,	June 30,
(in thousands)	2009	2008
Capital Expenditures	$39,624	$140,747
Less: Revenue enhancing on existing sites	28,193	18,356
Less: Land purchases	1,741	73,525
Less: New site acquisition and construction	4,581	43,849

Sustaining capital expenditures	$5,109	$5,017

Site rental gross margin for the quarter ending September 30, 2009 and for the year ending December 31, 2009 is forecasted as follows:

	Q3 2009	Full Year 2009
(in millions)	Outlook	Outlook
Site rental revenues	$385 to $390	$1,520 to $1,530
Less: Site rental cost of operations	$114 to $120	$455 to $460

Site rental gross margin	$268 to $273	$1,063 to $1,073

Cautionary Language Regarding Forward-Looking Statements
This press release contains forward-looking statements and information that are based on our management’s current expectations. Such statements include, but are not limited to, plans, projections, Outlook and estimates regarding (i) leasing demand for our sites and towers, including new tenants and revenues which may result from leasing applications, (ii) the completion, terms, impact, interest expense and use of proceeds of the $250 million issuance of senior secured notes, Series 2009-1, (iii) the structure and terms of any future financings, (iv) the repayment, repurchase or refinancing of our debt, including timing with respect thereto, (v) cash, cash equivalents and revolving credit facility availability, (vi) currency exchange rates, including the impact on our results, (vii) site rental revenues, (viii) site rental cost of operations, (ix) site rental gross margin, (x) Adjusted EBITDA, (xi) interest expense and amortization of deferred financing costs, (xii) capital expenditures, including sustaining capital expenditures, (xiii) recurring cash flow, including on a per share basis, (xiv) net income (loss), including on a per share basis, and (xv) the utility of certain financial measures in analyzing our results. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing market conditions and the following:
•
We have a substantial amount of indebtedness, including our tower revenue notes which we anticipate refinancing or repaying within the next three years. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets to meet our debt payment obligations.

•
Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.

•	Our interest rate swaps are currently in a substantial liability position and will need to be cash settled within the next three years, which could adversely affect our financial condition.
•	Our business depends on the demand for wireless communications and towers, and we may be adversely affected by any slowdown in such demand.

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•
A substantial portion of our revenues is derived from a small number of customers, and the loss, consolidation or financial instability of, or network sharing among, any of our limited number of customers may materially decrease revenues.

•	Consolidation among our customers may result in duplicate or overlapping parts of networks, which may result in a reduction of sites and have a negative effect on revenues and cash flows.
•	Sales or issuances of a substantial number of shares of our common stock may adversely affect the market price of our common stock.
•	A wireless communications industry slowdown may materially and adversely affect our business (including reducing demand for our towers and network services) and the business of our customers.
•
As a result of competition in our industry, including from some competitors with significantly more resources or less debt than we have, we may find it more difficult to achieve favorable rental rates on our towers.

•	New technologies may significantly reduce demand for our towers and negatively impact our revenues.
•	New wireless technologies may not deploy or be adopted by customers as rapidly or in the manner projected.
•	If we fail to retain rights to the land under our towers, our business may be adversely affected.
•	If we are unable to raise capital in the future when needed, we may not be able to fund future growth opportunities.
•
Our lease relating to our Spectrum has certain risk factors different from our core tower business, including that the Spectrum lease may not be renewed or continued, that the option to acquire the Spectrum may not be exercised, and that the Spectrum may not be deployed, which may result in the revenues derived from the Spectrum being less than those that may otherwise have been anticipated.

•	If we fail to comply with laws and regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.
•	Our network services business has historically experienced significant volatility in demand, which reduces the predictability of our results.
•
If radio frequency emissions from wireless handsets or equipment on our towers are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs and revenues.

•
Certain provisions of our certificate of incorporation, bylaws and operative agreements and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.

•	We are exposed to counterparty risk through our interest rate swaps and a counterparty default could adversely affect our financial condition.
•	We may be adversely affected by our exposure to changes in foreign currency exchange rates relating to our operations in Australia.
Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC.

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CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (in thousands)

	June 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$334,989	$155,219
Restricted cash	190,886	147,852
Receivables, net of allowance for doubtful accounts	35,927	37,621
Deferred income tax assets	72,885	28,331
Prepaid expenses, deferred site rental receivables and other current assets	106,547	116,145

Total current assets	741,234	485,168
Restricted cash	5,000	5,000
Deferred site rental receivables	185,157	144,474
Property and equipment, net	4,964,104	5,060,126
Goodwill	1,984,183	1,983,950
Other intangible assets, net	2,478,757	2,551,332
Deferred financing costs and other assets, net of accumulated amortization	193,978	131,672

	$10,552,413	$10,361,722

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$27,324	$33,808
Deferred rental revenues and other accrued liabilities	294,641	281,794
Interest rate swaps	161,805	52,539
Short-term debt and current maturities of long-term debt	248,720	466,217

Total current liabilities	732,490	834,358
Long-term debt, less current maturities	6,024,623	5,630,527
Deferred income tax liability	72,747	40,446
Interest rate swaps	119,783	488,632
Other liabilities	363,931	337,168

Total liabilities	7,313,574	7,331,131
Redeemable preferred stock	315,190	314,726

CCIC Stockholders’ equity	2,924,695	2,715,865
Noncontrolling interest	(1,046)	—

Total equity	2,923,649	2,715,865

	$10,552,413	$10,361,722

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CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) AND OTHER FINANCIAL DATA (in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net revenues:
Site rental	$376,444	$348,523	$744,111	$693,556
Network services and other	33,430	30,990	68,673	56,578

Total net revenues	409,874	379,513	812,784	750,134

Costs of operations (exclusive of depreciation, amortization and accretion):
Site rental	113,382	113,746	223,080	226,126
Network services and other	21,009	21,820	43,070	40,231

Total costs of operations	134,391	135,566	266,150	266,357

General and administrative	38,102	38,492	74,739	73,478
Asset write-down charges	7,295	4,993	11,386	6,297
Acquisition and integration costs	—	—	—	2,504
Depreciation, amortization and accretion	131,597	131,896	264,773	263,929

Operating income (loss)	98,489	68,566	195,736	137,569
Interest expense and amortization of deferred financing costs	(110,250)	(88,757)	(215,837)	(177,902)
Gains (losses) on purchases and redemptions of debt	(98,676)	—	(85,326)	—
Net gain (loss) on interest rate swaps	(59,528)	—	(55,733)	—
Interest and other income (expense)	3,249	206	3,003	2,516

Income (loss) before income taxes	(166,716)	(19,985)	(158,157)	(37,817)
Benefit (provision) for income taxes	54,949	80,324	56,440	84,983

Net income (loss)	(111,767)	60,339	(101,717)	47,166
Less: Net income (loss) attributable to the noncontrolling interest	(349)	—	(876)	—

Net income (loss) attributable to CCIC stockholders	(111,418)	60,339	(100,841)	47,166
Dividends on preferred stock	(5,201)	(5,201)	(10,402)	(10,403)

Net income (loss) attributable to CCIC stockholders after deduction of dividends on preferred stock	$(116,619)	$55,138	$(111,243)	$36,763

Net income (loss) attributable to CCIC common stockholders, after deduction of dividends on preferred stock, per common share:
Basic	$(0.41)	$0.20	$(0.39)	$0.13
Diluted	$(0.41)	$0.19	$(0.39)	$0.13

Weighted average common shares outstanding:
Basic	286,449	279,428	286,181	279,384
Diluted	286,449	288,427	286,181	288,242

Adjusted EBITDA	$246,862	$213,014	$489,258	$424,013

Stock-based compensation expenses:
Site rental cost of operations	$266	$210	$469	$508
Network services and other cost of operations	343	238	595	371
General and administrative	8,872	7,111	16,299	12,835

Total	$9,481	$7,559	$17,363	$13,714

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CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (in thousands)

	Six Months Ended
	June 30,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$(101,717)	$47,166
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	264,773	263,929
Gains (losses) on purchases and redemptions of long-term debt	85,326	—
Amortization of deferred financing costs and other non-cash interest	25,662	11,070
Stock-based compensation expense	15,031	12,040
Asset write-down charges	11,386	6,297
Deferred income tax benefit (provision)	(59,780)	(83,312)
Income (expense) from forward-starting interest rate swaps	55,733	—
Other adjustments, net	380	742
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	8,105	(4,519)
Decrease (increase) in assets	(35,441)	(37,302)

Net cash provided by (used for) operating activities	269,458	216,111

Cash flows from investing activities:
Proceeds from disposition of property and equipment	3,172	1,117
Payment for acquisitions (net of cash acquired) of businesses	(1,739)	—
Capital expenditures	(78,908)	(202,434)

Net cash provided by (used for) investing activities	(77,475)	(201,317)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,978,848	—
Proceeds from issuance of capital stock	9,778	6,506
Principal payments on long-term debt	(3,250)	(3,250)
Purchases and redemptions of long-term debt	(1,721,486)	—
Purchases of capital stock	(1,218)	(44,338)
Borrowings under revolving credit agreements	50,000	75,000
Payments under revolving credit agreements	(219,400)	—
Payments for financing costs	(49,815)	(1,538)
Net (increase) decrease in restricted cash	(43,034)	(15,082)
Dividends on preferred stock	(9,938)	(9,939)

Net cash provided by (used for) financing activities	(9,515)	7,359

Effect of exchange rate changes on cash	(2,698)	1,356
Net increase (decrease) in cash and cash equivalents	179,770	23,509
Cash and cash equivalents at beginning of period	155,219	75,245

Cash and cash equivalents at end of period	$334,989	$98,754

Supplemental disclosure of cash flow information:
Interest paid	$145,643	$164,867
Income taxes paid	4,424	3,382

CROWN CASTLE INTERNATIONAL CORP.
Summary Fact Sheet
(dollars in thousands)

	Quarter Ended 9/30/08			Quarter Ended 12/31/08			Quarter Ended 3/31/09			Quarter Ended 6/30/09
	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC
Revenues
Site Rental	$332,715	$21,269	$353,984	$339,262	$15,757	$355,019	$350,695	$16,972	$367,667	$358,511	$17,933	$376,444
Services	27,972	2,392	30,364	34,570	2,433	37,003	33,451	1,792	35,243	32,098	1,332	33,430

Total Revenues	360,687	23,661	384,348	373,832	18,190	392,022	384,146	18,764	402,910	390,609	19,265	409,874

Operating Expenses
Site Rental	109,757	6,001	115,758	109,233	5,006	114,239	104,979	4,719	109,698	107,983	5,399	113,382
Services	18,878	1,663	20,541	20,803	877	21,680	20,919	1,142	22,061	19,915	1,094	21,009

Total Operating Expenses	128,635	7,664	136,299	130,036	5,883	135,919	125,898	5,861	131,759	127,898	6,493	134,391

General & Administrative	33,220	4,217	37,437	35,342	3,329	38,671	33,309	3,328	36,637	34,069	4,033	38,102

Add: Stock-Based Compensation	6,346	754	7,100	7,510	443	7,953	6,976	906	7,882	8,055	1,426	9,481

Adjusted EBITDA	$205,178	$12,534	$217,712	$215,964	$9,421	$225,385	$231,915	$10,481	$242,396	$236,697	$10,165	$246,862

	Quarter Ended 9/30/08			Quarter Ended 12/31/08			Quarter Ended 3/31/09			Quarter Ended 6/30/09
	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC
Gross Margins:
Site Rental	67%	72%	67%	68%	68%	68%	70%	72%	70%	70%	70%	70%
Services	33%	30%	32%	40%	64%	41%	37%	36%	37%	38%	18%	37%

Adjusted EBITDA Margin	57%	53%	57%	58%	52%	57%	60%	56%	60%	61%	53%	60%
Reconciliation of Non-GAAP Financial Measure (Adjusted EBITDA) to GAAP Financial Measure:
(dollars in thousands)

	Quarter Ended
	9/30/2008	12/31/2008	3/31/2009	6/30/2009
Net income (loss)	$(32,207)	$(63,817)	$10,050	$(111,767)
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	2,902	7,689	4,091	7,295
Acquisition and integration costs	—	—	—	—
Depreciation, amortization and accretion	131,714	130,799	133,176	131,597
Gains (losses) on purchases and redemptions of debt	—	(42)	(13,350)	98,676
Interest and other income (expense)	847	(431)	246	(3,249)
Net gain (loss) on interest rate swaps	(2,404)	40,292	(3,795)	59,528
Interest expense, amortization of deferred financing costs	88,138	88,074	105,587	110,250
Impairment of available-for-sale securities	23,718	32,150	—	—
Benefit (provision) for income taxes	(2,096)	(17,282)	(1,491)	(54,949)
Stock-based compensation	7,100	7,953	7,882	9,481

Adjusted EBITDA	$217,712	$225,385	$242,396	$246,862

CCI FACT SHEET Q2 2008 to Q2 2009
dollars in thousands

	Q2 ’08		Q2 ’09		% Change
CCUSA
Site Rental Revenues	$328,952		$358,511		9%
Ending Sites	22,461		22,425		0%

CCAL
Site Rental Revenues	$19,571		$17,933		-8%
Ending Sites	1,449		1,591		10%

TOTAL CCIC
Site Rental Revenues	$348,523		$376,444		8%
Ending Sites	23,910		24,016		0%

Ending Cash and Cash Equivalents	$98,754	*	$334,989	*

Debt
Bank Debt	$791,875		$635,375
Securitized Debt & Other Notes	$5,350,870		$5,637,968

Total Debt	$6,142,745		$6,273,343

Leverage Ratios
Net Debt / EBITDA	7.1	x	6.0	x
Last Quarter Annualized Adjusted EBITDA	$852,056		$987,448

*	Excludes Restricted Cash